Exhibit 14.1

 FGL HOldings
Code of Business Conduct and Ethics

1.	Introduction

a.	This Code of Business Conduct and Ethics (the “Policy”) applies to all directors, officers, and employees of FGL Holdings; CF Bermuda Holdings Limited; F&G Re Ltd; FGL US Holdings Inc.; Fidelity & Guaranty Life Holdings, Inc.; Fidelity & Guaranty Life Insurance Company; or Fidelity & Guaranty Life Insurance Company of New York; and their direct and indirect subsidiaries (collectively, the “Company”). Directors, officers, and employees of the Company shall conduct the Company’s business with the highest standards of professional and ethical conduct. The central concept of the Policy is to confirm the Company’s dedication to the principles of ethical and lawful business conduct, and all of its business decisions should be evaluated in this light. As a director, officer, or employee of the Company, you must avoid any activities that might lead to an actual or perceived conflict of interest between your personal interests and the interests of the Company or its customers. As a director, officer, or employee of the Company, you have an obligation to read this Policy carefully to make sure you understand the provisions of this Policy, become familiar with and comply with the principles set forth in this Policy, as well as all other applicable Company policies and procedures, and understand the consequences of your failure to comply with this Policy. It is important for all directors, officers, and employees to remember that the Company’s success depends in large measure upon public confidence in the Company’s integrity and principled business conduct.

b.	Annual Certification of Compliance - On an annual basis, every director, officer, and employee is required to certify to the Company that he or she has read this Policy and affirm that he or she agrees to comply with and is complying with all of the provisions set forth in the Policy. A copy of the Code of Business Conduct and Ethics Policy Acknowledgement and Disclosure is attached to this Policy as Exhibit B.

c.	Violations of Policies - Violations of the Policy or other Company policies are subject to disciplinary action, up to and including termination. In some cases, civil and criminal penalties may also apply.

For all intents and purposes, this Policy shall be deemed a “Code of Ethics” within the meaning of paragraph (b) or Regulation S-K Item 406, applicable to the Company’s chief executive officer, chief financial officer, and persons performing similar functions.

2.	Objectives of the Policy

The objectives of this Policy include:

•	Provide guidance on how to maintain the Company’s commitment to being ethical in all of its business dealings;

•	Confirm the Company’s dedication to conduct business endeavors in accordance with the highest ethical and moral standards, avoiding any activity or transaction which would be in violation of the law;

•	Avoid business-related conflicts of interest;

•	Ensure the appearance of fairness in the interest of the Company;

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•	Document the process for the disclosure and review of actual, potential or perceived conflicts of interest; and

•	Provide a mechanism for the objective review of personal outside financial interests.

By ensuring the above is implemented, the Company will be able to

•	Conduct its business endeavors with integrity and in an ethical manner;

•	Allow officers, directors or employees, where appropriate, to acquire and maintain personal financial interests provided that obligations and commitments do not interfere with or have the potential to interfere with their duties to the Company, or improperly influence the judgments expected of them;

•	Protect officers, directors, and employees from misplaced charges of conflict of interest by providing a mechanism for objective review and approval of personal outside interests; and

•	Avoid any appearance of bias or self-interest in personal outside financial interests.

3.	Scope

The requirements outlined in this Policy apply to all directors, officers, and employees of the Company, except that the inherent conflict presented by the outside activities of the Vermont resident director, as fully described in Exhibit A to this Policy, shall not disqualify that individual from serving as an officer or director of the Company.

4.	Customers

The Company is committed to serving its customers fairly and ethically. We expect all directors, officers, and employees to share this commitment.

We commit ourselves, in the sale of our insurance products:

•	To conduct business according to high standards of honesty and fairness and to treat our customers as we would expect to be treated;

•	To provide competent and customer-focused sales and service;

•	To compete fairly;

•	To provide advertising and sales material that is clear, honest, and accurate;

•	To handle customer complaints and disputes fairly and promptly; and

•	To maintain a system of supervision and monitoring reasonably designed to demonstrate our commitment to compliance with these principles.

5.	Employee Relations

The Company values the relationship it has with its employees and bases Company actions on respect for the dignity of the individual.

The Company is committed to the following principles when managing its employee relationships:

•	Recruit and promote employees on the basis of their suitability for the job without discrimination in terms of race, religion, color, gender, age, marital status, sexual orientation or disability unrelated to the task at hand.

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•	Seek to provide a healthy and safe work environment. Employees for their part have a duty to take every reasonable precaution to avoid injury to themselves, their co-workers, and the public.

•	Recognize the efforts of the individual in helping to create the success of the Company. Compensation policies seek to recognize both the contribution of the individuals and the performance of the sector of business in which they work.

•	Encourage and help employees at all levels to develop relevant skills and competencies, through both work-related training and self-development, in order to progress their careers.

•	Recognize the need to develop effective processes for communication with employees within and across each department of the Company.

6.	Conflicts of Interest

a. What is a Conflict of Interest?

A conflict of interest refers to a situation in which personal interests or activities may affect, or be perceived to affect, an employee’s, officer’s or director’s judgment in acting in the best interests of the Company. It includes using your position as director, officer, or employee, confidential information, or corporate time, material, or facilities for personal gain or advancement.

A conflict of interest may also arise when a director, officer, or employee or his or her family members receive improper personal benefits as a result of the director’s, officer’s, or employee’s position with the Company. For purposes of this Policy, family member includes spouse or domestic partner, children, children-in-law, parents, parents-in-law, siblings and siblings-in-law.

While it is impossible to list every circumstance which may give rise to possible conflicts of interest, the following represent types of activities which may cause actual conflicts or the appearance of conflicts:

•         An outside interest that prevents the director, officer, or employee from devoting his or her full attention or full ability to his or her duties to the Company.

•         A material interest of a director, officer, or employee or any member of his or her family in a supplier, agent or client, or in a competitor of the Company. In addition, insurance laws or regulations require that a material interest in another insurance company, insurance agency, or any other company whose principal business or holdings relate directly to the insurance industry be reported to the Company. A material interest is defined as a directorship, an ownership of an equity interest (stocks, etc.) aggregating 5% or more of the total equity interest of a firm or corporation, or an equity interest aggregating more than 30% of one’s total personal investment portfolio.

•         Receipt by a director, officer or employee of fees, profits or any other form of compensation from a supplier, client or competitor. Directors, officers and employees with financial interests in a client, competitor or supplier should refrain from participating in any decisions regarding relationships with these clients, competitors and supplier firms.

•         Acceptance or providing entertainment beyond a business luncheon or similar entertainment such as a sporting event, or acceptance or providing of any form of compensation, gift or gratuity beyond $100 in value and in accordance with applicable custom and established process. No gift, compensation, gratuity, or business entertainment should be accepted from or given to a supplier, client or anyone else the Company has or may establish a business relationship with if it could potentially raise implications of an obligation of reciprocity. No gift of cash or securities should be accepted from or given to such person under any circumstances.

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•         Representation of the Company by the director, officer, or employee in any transaction in which the director, officer, or employee, or any member of his or her family has a substantial interest.

•         Disclosure or use of confidential information about the Company’s affairs for the personal profit or advantage of the director, officer or employee, a member of his or her family or anyone else, including the use of confidential information for the profit of the director, officer, or employee, a member of his or her family or anyone else, in purchasing or selling of property or trading in the common stock or other securities of the Company.

Officers, directors, and employees are permitted to serve as members of the boards of directors of non-competing firms that might have a supplier or client relationship with the Company, provided that the officer, director, or employee provides full disclosure of the relationship pursuant to the procedures set forth in this Policy and that no special circumstances are found to exist which would make the directorship inadvisable.

b.        Disclosure of Potential or Actual Conflicts of Interest

Obligation to Disclose. All directors, officers, and employees of the Company must fully communicate and disclose all information required by this Policy, including, but not limited to, any relationship or commitment which could impair their ability to act with integrity or objectivity in their role at the Company, or divert them from their duty to further the interests of the Company.

Written disclosure of actual or potential conflicts of interest must be made to the Company’s Corporate Secretary, or their designee, who will arrange for the activity which gives rise to the conflict to be either approved or declined, except that the inherent conflict presented by the outside activities of the Vermont resident director, as fully described in exhibit A to this Policy, shall not be required to be disclosed.

c.       Disclosure in Advance of an Activity.

Affiliations or interests must be disclosed at the beginning of any negotiations or at the beginning of any decision-making process whenever there is any doubt about whether a conflict of interest may arise or may be perceived to arise, except as otherwise provided in this Section 6 with respect to the Vermont resident director.

d.       Change in Circumstances.

If the affiliation of a director, officer or employee who has made or is making a disclosure changes, thereby introducing a new undisclosed financial interest, the director, officer or employee must revise and resubmit the disclosure.

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e.       Pre-Existing Arrangements.

From the date of approval of this Policy, or from the date of employment or appointment to the board of directors, all pre-existing affiliations and indirect associations, which may give rise to an actual or potential conflict of interest, must be disclosed in accordance with this Policy.

In all situations in which disclosure is required, the conflicted director, officer or employee must abstain from any decision-making process related to the conflicted activity and recuse himself or herself from formal discussions related to the conflicted activity.

Each director, officer and employee, while encouraged to take an active part in educational, cultural, charitable, and civic activities, shall secure approval of the Chairman of the Board or the Chief Executive Officer of the Company, before accepting any outside responsibility which is likely to involve the substantial use of the officer's or employee's time during normal business hours. The Chairman of the Board shall receive such approval from the Company’s Board of Directors of the Company or the Company’s Audit Committee. The foregoing approval must also be obtained prior to any officer or other employee accepting nomination or appointment to any public office. Directors, officers, and employees should be mindful of situations in which personal activities and opinions may be attributed to the Company and should avoid creating the impression that they represent the Company when not so authorized.

f.       Process for Review and Approval of Conflicts of Interest.

The Company’s Corporate Secretary, or their designee, or, with respect to direct reports of the Chief Executive Officer, the Company’s Chief Executive Officer shall determine whether a proposed transaction poses an impermissible material conflict of interest. The Corporate Secretary or Chief Executive Officer will report actual or potential conflicts to the Company’s Board of Directors, as appropriate. All conflicts of interest disclosure statements will be held in the strictest confidence.

If the approval of the disclosed conflict is not waived, the director, officer or employee will need to step aside or be removed from the potential conflict.

The Corporate Secretary will ensure a record is retained and potential conflicts are either cleared in accordance with the approval process or, if clearance cannot be given, required to be terminated or discontinued within a timeframe notified to the director, officer or employee who has disclosed the matter concerned, except as otherwise provided in Section this 6 with respect to the Vermont resident director.

7.	Integrity and Accountability

All directors, officers, and employees are required to act honestly and deal fairly and ethically in all of the Company’s business relationships, whether with its policyholders, customers, suppliers, competitors, or other Company personnel. This requirement goes beyond mere compliance with the law. Directors, officers, and employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair or unethical practice.

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a.       Accounting and Auditing Matters.

The Company has established written procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Complaint procedures are available through the Fraud Hotline (866-748-6471) which is also posted on the intranet maintained by the Company for its employees.

b.       Accountability.

All books, records and accounts shall, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. All transactions shall be recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, statutory accounting principles, applicable laws, and as necessary to maintain accountability for assets.

All payments made and all transactions effected on behalf of the Company shall be accurately documented in the Company’s accounting records. All books, records, and accounts shall be made available for inspection by the Company’s directors, officers, and independent auditors.

No fund of corporate moneys or other assets shall be established or maintained unless it is fully and properly recorded in the books and records of the Company.

No director, officer, or employee, shall, directly or indirectly, falsify or cause to be falsified, any book, record or account of the Company.

No director, officer, or employee shall, directly or indirectly, make or cause to be made a false or misleading statement to an accountant in connection with any audit or examination of the financial statements of the Company or the preparation or filing of any financial document or report.

c.       Compliance.

Directors, officers, and employees must comply fully with this Policy and all applicable federal, state, and local laws, rules, and regulations that govern the Company’s business. Because the laws that are applicable to the Company’s business are often very complex, and penalties for violations can be severe, employees should discuss any legal questions he or she may have with their supervising Company officer, who may refer questions to the Company’s General Counsel. If an employee suspects or becomes aware of a violation of law by a Company director, officer, or employee, it is the employee’s responsibility to report this immediately.

The Company maintains a number of policies that are designed to assist employees in complying with applicable law in the conduct of the Company’s business. These include, for example, applicable policies on sexual harassment and equal employment opportunity, which are described in other written materials available to you.

d.       Full, Fair, Accurate, Timely and Understandable Disclosure.

U.S. federal and state securities laws impose continuing disclosure requirements on the Company, and require the Company to regularly file certain reports with and make certain submissions (the “Reports”) to the Securities and Exchange Commission and the New York Stock exchange and disseminate them to its shareholders. Such Reports must comply with all applicable legal and exchange requirements and may not contain material misstatement or omit material facts.

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All directors, officers and employees directly or indirectly involved in preparing such Reports, any directors, officers or employees who regularly communicate with the press, investors and analysts concerning the Company, and all representatives who assist the Company in preparing such Reports and communications, will ensure that such Reports and communications are (i) full, fair, timely, accurate and understandable and (ii) meet all legal requirements. This policy applies to all public disclosure of material information about the Company, including written disclosures, oral statements, visual presentations, press conferences and media calls. This policy also applies to reports and submissions of the Company under the rules of all applicable insurance regulators.

8.	Bribery, Corruption, Political Contributions and Other Improper Payments

a.       Bribery and Other Improper Payments.

The Company must maintain high ethical and professional standards in dealings with government officials and members of the private sector. The Company and its directors, officers, and employees are prohibited from engaging in bribery for the Company’s or an employee’s benefit or that of an employee’s family, friends or business associates. Accordingly, you must not, on behalf of the Company, directly or indirectly promise, offer or give money, gifts or favors to anyone, including any government official, agent, employee, committee or campaign of any government, political party, labor organization or business entity, or any candidate for political office, with the intent to induce favorable business treatment or to improperly affect business or government decisions. Conversely, directors, officers, and employees are not permitted to accept gifts or favors that are meant to persuade him or her to take an action on behalf of the Company that is favorable to the gift-giver.

No political contributions may be made directly or indirectly by the Company to any political candidate, party, committee or campaign except as permitted by law and with the approval of the Chairman of the Board or the Chief Executive Officer of the Company.

These prohibitions do not restrict the right of directors, officers, and employees, acting in an individual capacity and not as a representative of the Company, to support political parties or candidates of their choice. However, political activity by directors, officers, and employees must be undertaken at their own time and at their own expense.

All acts of hospitality toward public officials shall be of such a scale and nature as to avoid compromising the integrity or reputation of the public official or the Company. All such acts should be performed in the expectation that they will become matter of public knowledge.

All commissions or other fees paid or accrued for agents, representatives or suppliers of the Company shall be in accordance with sound business practice, for legitimate commercial reasons, and reasonably related in value to the service performed. Where there is reason to suspect that all or part of any payment may be used for improper purposes, the responsible officer or employee must satisfy himself that such will not be the case.

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b.       Corruption.

Directors, officers, and employees must not become involved in corrupt activities intended to influence the action of any person in relation to the Company’s business. In addition, directors, officers, and employees must comply with the rules applicable to any governmental agency with which they are dealing.

c.       Gifts and Hospitality.

The anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 (“FCPA”) prohibit the giving, offering, or authorization of the payment of money, gifts, or “anything of value” for the purpose of corruptly influencing a foreign official. The payment of value may include, among other things, payment for travel or entertainment, gifts, or contributions to charity affiliated with or sponsored by foreign officials or their family members, or associates. The anti-bribery provisions do not apply to employees who give to their own charities or community support projects.

The Company’s gifts and hospitality principles extend beyond the anti-bribery provisions of FCPA and influencing foreign officials. For purposes of defining gifts and hospitality on behalf of the Company, a “gift or favor” shall not include a loan from a financial institution on customary terms, an article of nominal value ordinarily given for sales promotion or as a common business courtesy, or occasional and reasonable business meals or entertainment consistent with local, social and industry custom. Employees of the Company must seek approval from their manager for hospitality/gifts accepted or offered above a limit of $100. Any gift over $100 will need to be reported to your manager for approval and a Gift Approval Form will need to be filled out and approved by your manager and sent to Compliance for tracking purposes. The Gift Approval Form can be found attached as Exhibit C to this Policy.

d.       Competitive Practices.

No director, officer or employee shall engage in any discussion which would directly or indirectly suggest the allocation of clients or territories or the boycott of clients or suppliers. All clients, suppliers and contractors should be treated fairly. Price and payment for products of like kind and quality must be uniform for all clients, suppliers and contractors except where differences are justified by cost or competition. There shall be no "tie in" sales or "reciprocity" arrangement. No client shall be requested to purchase one of the Company’s products to obtain another and no supplier or contractor shall be requested to purchase the Company’s products in order to obtain its business.

9.	Whistleblowing Policy

The Company’s senior management encourages and supports disclosure of suspicious or illegal activity impacting the Company. There is a mechanism in place for directors, officer, and employees to disclose their concerns through the Company’s Fraud Hotline (866-748-6471). The Company has shared the availability of the Fraud Hotline for purposes of this whistleblowing policy through the display of the Fraud Hotline phone number and instructions in public areas of the Company’s worksite. The Company’s Fraud Hotline is a resource for employees to report illegal activities that includes an independent, objective and prompt investigation of the alleged activity reported. The Company will not permit retaliation against any employee of the Company for reporting, in good faith, suspected violations of this Policy.

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“Illegal Activities” are defined as an activity or behavior being committed or about to be committed including, but not limited to, the following:

•	Criminal offense;

•	Breach of conduct of any legal obligation;

•	Endangering health and safety;

•	Damage to environment or Company property;

•	Unethical Practice in accounting, internal accounting controls, financial reporting and auditing matters;

•	Conduct committed contrary to the Code of Business Conduct and Ethics and Conflicts of Interest Policy and other core Company values; and

•	Cover up of any of these actions.

A “Whistleblower” is an employee who alerts the Company, via the appropriate channels, such as a manager, the human resources department, or the Fraud Hotline, of illegal actions that may endanger the Company’s employees, assets or reputation.

To be protected as a whistleblower, an individual must:

•	Genuinely believe that the knowledge or suspicions reported by the whistleblower are true and relate to illegal actions impacting the Company. The whistleblower can relate to past, present or future events.

•	Clearly communicate from the outset that a confidential whistleblowing report is being made to senior management.

Suspicions or knowledge of illegal activity should be dealt with through the chain of command first unless there are specific reasons why this is not reasonable (for example, the whistleblower believes that up line management might be implicated).

It is only when the normal reporting line has been exhausted, or is impractical and the whistleblower is not satisfied that the manner has been adequately dealt with, that a whistleblower report should be considered. This communication may be:

•	Speaking to or e-mailing the person within the Company that has been identified to receive whistleblowing complaints; or by

•	Making a report through the Company’s Fraud Hotline (866-748-6471).

All reported and suspected financial crimes, involving the Company, are fully investigated by the Anti-Fraud Officer. After a full investigation is conducted, a response plan incident is documented which denotes findings and if any follow-up actions are necessary. The incident will be reported to senior management and the Chief Executive Officer as deemed necessary. Where appropriate, the crime will be reported to law enforcement and/or regulatory authorities.

If the whistleblower chooses to remain anonymous, it is important that they communicate their request to remain anonymous and they ensure that enough information is provided in their report to facilitate a thorough investigation.

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Failure to follow the procedure of internal options first (for instance by approaching the media before the Company) could lead to disciplinary action. The Dodd-Frank Wall Street Reform and Consumer Protection Act permits an exception to the requirement to follow internal disclosure procedures first with a system for reporting a violation of United States securities laws to the Securities and Exchange Commission. However, this federal regulation encourages employees, with potential monetary reward incentives, to follow internal company procedures prior to reporting any violations to the Securities and Exchange Commission.

While protection is provided to whistleblowers under these procedures, deliberate false or malicious reports will not be tolerated. Anyone found making deliberate or false reports will be subject to disciplinary action which could lead to termination.

Giving or accepting an instruction to cover up serious violations will not be tolerated and will lead to disciplinary action.

All employees of the Company are required to cooperate with investigations. During or after the investigation, any employee that discloses the presence of an investigation or details to the contrary to these principles outside of the investigators may be subject to disciplinary action.

10.	Insider Trading

United States federal and state law prohibits the use of “material nonpublic information” when trading in or recommending Company securities. See the Company’s Policy on Trading in Securities by Directors, Designated Employees, and Employees for additional information on insider trading. “Material nonpublic information” is generally considered to be information not available to the general public, which a reasonable investor contemplating a purchase of Company share would be substantially likely to take into account in making his or her investment decision. Such information includes, but is not limited to, information relating to a share split and other actions relating to capital structure, major management changes, contemplated acquisitions or divestitures, and information concerning earnings or other financial information. Such information continues to be “nonpublic” information until it is disclosed to the general public.

Any person who is in possession of material nonpublic information is deemed to be an “insider.” This would include all directors, officers, or employees (whether management or non-management), as well as spouses, friends or brokers who may have acquired such information directly or indirectly from an insider “tip.”

Substantial penalties may be assessed against people who trade while in possession of material nonpublic information and can also be imposed upon companies and so-called controlling persons such as officers and directors, who fail to take appropriate steps to prevent or detect insider trading violations by their employees or subordinates. The Company has adopted written policies on trading in securities and directors, officers, and employees should review the FGL Holdings Policy on Trading in Securities before trading in securities and consult with the General Counsel if any doubts exist as to what constitutes “material nonpublic information.”

The Company is dedicated to its obligation to take reasonable steps to prevent insider trading by any of its directors, officer, and employees. The following restrictions apply to all directors, officers, and employees of the Company. Failure to abide by these restrictions would not only be a violation of the Policy, but may also be a violation of state or federal laws and may subject you to disciplinary action or to civil or criminal liability.

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Each director, officer, and employee shall refrain from knowingly buying or selling, for their own account or the account of any member of their immediate family (including spouse or domestic partner):

•	Any security or other interest about which the director, officer or employee may have material, non-public information relating to the Company; or

•	Any security or other interest which the Company may be considering buying or selling, or has decided to buy or sell, until the Company decision has been completely executed.

Each director, officer, and employee shall also refrain from transmitting any knowledge of such considerations or decisions or any other information which might be prejudicial to the interests of the Company to any person other than in connection with his or her discharge of his or her Company responsibilities. Further, no director, officer, or employee who is in possession of material nonpublic information may communicate such information to third parties who may use such information in the decision to purchase or sell Company shares (“Tipping”). These restrictions also apply to securities of other companies if a director, officer, or employee learns of material nonpublic information in the course of his or her duties for the Company. In addition to violating Company policy, insider trading and Tipping are illegal.

11.	Protection of Company Assets

a.       Company Assets.

Every director, officer, and employee must protect the Company’s assets and ensure their efficient and appropriate use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets must be used in accordance with applicable Company policies and procedures.

b.       Confidentiality and Privacy Policies.

Directors, officers, and employees may have access to extensive files of information regarding policyholders, customers, suppliers, employees, and consultants. Much of this information is confidential, and the Company has an obligation to keep it that way. In this regard, information about Company policyholders is particularly sensitive. Policyholders must be able to trust that the Company will treat such information with care and not disclose it except as may be required or permitted by law. Applicable Company policies govern the use and disclosure of confidential policyholder information and confidential Company financial information.

12.	Company Opportunities

Employees may not use Company property or information or their position with the Company for personal gain. If employees are presented with a business opportunity through the use of Company property or information or because of employee’s position with the Company, and if such opportunity is within the Company’s line of business, then the employee must first present the business opportunity to the Company before pursuing it in an individual capacity. Each such business opportunity that an employee wishes to pursue must be disclosed to a supervisor, who shall then contact the executive office to whom he or she reports. If the Company issues a written waiver of its right to pursue the business opportunity and grants the employee written consent to pursue the business opportunity, the employee may do so on the same terms and conditions as originally proposed and consistent with the ethical guidelines established by the Policy and other Company policies.

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Directors may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his or her office of director for such period and on such terms as to remuneration and otherwise as the directors may determine. A director may act by himself or herself or by, through or on behalf of his or her firm in a professional capacity for the Company and he or she or his or her firm shall be entitled to remuneration for professional services as if he or she were not a director. A director may be or become a director or other officer or otherwise be interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such director shall be accountable to the Company for any remuneration or other benefits received by him or her as a director or officer of, or from his or her interest in, such other company. No person shall be disqualified from the office of director or be prevented by such office from contracting with the Company, either as a vendor, purchaser or otherwise, nor shall any such contract or transaction entered into by or on behalf of the Company in which any director shall be in any way interested be or be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to the Company for any profit realized by or arising in connection with any such contract or transaction by reason of such director holding office or of the fiduciary relationship thereby established. A director shall be at the liberty to vote in respect of any contract or transaction in which he or she is interested provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him or her at or prior to its consideration on any vote thereon. A general notice that a director is a shareholder, director, officer or employee of any specified firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he or she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

c.       Corporate Information Management.

The information systems activity of the Company is to be conducted in a secure environment. Information systems have become an integral part of all business and administrative processes of the Company. As such, the security, reliability, and integrity of the associated data, processes, and systems are of vital importance. Applicable Company policies set forth the guiding principles for ensuring such security, reliability, and integrity.

13.	Enforcement of the Policy

a.       Reporting of Violations of the Policy.

If a director, officer, or employee has knowledge or suspicion of a violation of this Policy, he or she must immediately report it in accordance with the following guidelines. Directors, officers, and employees may report anonymously if he or she chooses.

i.	Violations Involving Accounting and Auditing Matters - Any reported violations or suspected violations of the Policy involving any accounting, internal accounting controls, or auditing matters relating to the Company should be reported to the Company’s Fraud Hotline (866-748-6471).

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ii.	Other Violations - The Company encourages directors, officers, and employees to report other violations directly to his or her supervisor, a manager, a human resources generalist, or any management representative up to and including the Chief Executive Officer. Situations involving possible violations of the Policy or other fraudulent activities, or other events, in which the reporting party may wish to remain anonymous, may be reported via the Company’s Fraud Hotline (866-748-6471).

The Company encourages employees to be actively aware of suspicious activity and will not permit retaliation for reports made in good faith.

b.       Investigations of Reported Violations of the Policy.

i.	Violations Involving Accounting and Auditing Matters - Investigations of reported violations of the Policy involving accounting, internal accounting controls, or auditing matters shall be conducted in accordance with the internal control procedures.

ii.	Other Violations - Investigations of reported violations of the Policy not involving accounting, internal accounting controls, or auditing matters shall be at the direction of the Company’s Audit Committee. Any such reported violations involving possible dishonest or fraudulent activities shall be referred to the Fraud Unit and the internal audit staff for investigation. After such investigation, the Fraud Unit or internal audit staff, as appropriate, will make recommendations, if any, to the Company’s Chief Executive Officer. The Chairman of the Audit Committee shall be notified of the facts and recommendations associated with any investigation of any Company officer or director for violations of the Policy.

iii.	Disciplinary Action for Noncompliance - The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with the Policy and to halt any such conduct as soon as reasonably possible after its discovery. Company personnel who violate the Policy or other Company policies and procedures may be subject to disciplinary action up to and including termination. In appropriate circumstances, the Company may pursue civil remedies or seek criminal prosecution.

iv.	Certificate of Compliance – Directors, officers, and employees will be required to complete a certification, similar to the certifications attached hereto as Exhibit B, upon first accepting a position with the Company and annually thereafter acknowledging his or her understanding of, and compliance with the Policy.

v.	Publication of the Policy - The Policy shall be available at www.fglife.bm.

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14.	Internal Audit

The Company’s Audit Committee will conduct periodic reviews to provide independent assurance that this Policy is being followed, and that conflict of interest risk is being appropriately assessed, managed, and controlled, and that Company business is being conducted in an ethical and lawful manner.

15.	No Rights Created

The Policy is a statement of fundamental principles and key policies and procedures that govern the conduct of the Company’s business. It is not intended to and does not in any way constitute an employment contract or an assurance of continued employment or otherwise create any rights to any director, officer, or employee.

16.	Modifications to the Policy

The Policy is subject to change and modification at any time upon approval by the Audit Committee. Company directors, officers, and employees will be notified of any material changes as soon as practicable.

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Exhibit A

VERMONT RESIDENT DIRECTOR

Vermont law imposes certain requirements on domestic captive insurance companies. One such requirement specifies that at least one member of the Board of Directors shall be a resident of Vermont. 8 V.S.A. § 6006(f)(1). This provision has been widely adopted by other domestic captive domiciles. The general purpose of the obligation is to provide assurance to regulators that at least one director of each Vermont captive insurer is subject to the direct jurisdiction of the State of Vermont.

The Vermont resident director is often an individual from one of the Company’s Vermont-based service providers who assists in managing the captive. This individual provides services to various captive insurers and commonly serves as an officer and director of a number of Vermont captive insurance companies. As a director in the Company, this individual will not participate in board actions where a conflict of interest is presented (such as determination of compensation to be paid to the service provider for which the director works) but shall not otherwise be disqualified under the terms of the Company’s Code of Business Conduct and Ethics and Conflicts of Interest Policy, and shall not be required to disclose the identity of, or any other information, regarding any other captive insurer or other insurance company for which such director or their employer performs services.

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Exhibit B

FGL Holdings

Code of Business Conduct and Ethics

Policy Acknowledgement and Disclosure

Acknowledgement and Compliance Certificate

Please check the boxes below to acknowledge you have read the specified policies set forth in the Policy and certify that you agree with each statement. Defined terms used in this Certificate shall have the meanings assigned to them in the Code of Business Conduct and Ethics Policy of FGL Holdings; CF Bermuda Holdings Limited; F&G Re Ltd, FGL US Holdings Inc.; Fidelity & Guaranty Life Holdings, Inc.; Fidelity & Guaranty Life Insurance Company; Fidelity & Guaranty Life Insurance Company of New York; and their direct and indirect subsidiaries.

Check the Box To Certify You Agree With The Statement
I have read and understand the provisions set forth in the Policy, including Section 8 (Bribery, Corruption, Political Contributions and Other Improper Payments), Section 9 (Whistleblowing Policy), and Section 10 (Insider Trading), and agree to abide by the policies and principles set forth therein.

Conflicts of Interest Disclosure

1.	Neither I nor my family members have any material interests in companies or firms with which the Company now engages or is considering engaging in substantial transactions, except:

2.	I have no interest (other than as a life insurance policyholder) in a life insurance company other than the Company, except:

3.	Please list any for-profit organizations for which you are serving in the capacity of a director and/or officer and indicate whether the organization is affiliated with the Company and whether you are serving in such capacity at the direction of or for the benefit of the Company:

4.	Please list any mutual funds, non-profit organizations, charitable organizations or other entities for which you are serving in the capacity of a director, trustee and/or officer, and indicate the type of entity:

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5.	(Only respond if you are an employee of the Company) I have received no fees (other than directors’ fees), compensation, commissions, or other remuneration from any source other than from my employment with the Company, except:

6.	Please list any other relationships, commitments or circumstances that may give rise to an actual, potential or perceived conflict of interest, as described in Section 6 of the Company’s Code of Business Conduct and Ethics Policy (i.e., being a party to any excessive gifts or entertainment by or for customers, suppliers or contractors of the Company).

Certification

I have read and understand the Company’s Code of Business Conduct and Ethics Policy. I certify that to the best of my knowledge and belief, the information herein stated is true, correct and complete, and that I will report any circumstance or situation which may occur in the future which would have to be disclosed hereunder.

Should my outside financial or managerial interests, or those of my family members, change during the next calendar year so as to change my answer on any of the above questions; I agree to submit a revised Disclosure Form in accordance with the Company’s Code of Business Conduct and Ethics Policy.

Signature: _________________________________       Date: ______________________

Printed Name: ______________________________

(Do not write below this line.)

Review and Approval

Approved	☐	Declined	☐

Conditions

Signature:	Signature:

Printed Name:	Printed Name:

Date:	Date:

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Exhibit C

Gift Approval Form

To be used in accordance with Gifts and Hospitality subsection of the Bribery, Corruption, Political Contributions and Other Improper Payments section of the Code of Business Conduct and Ethics.

Employee Name

Manager Name

Department

Description of Gift

Value of Gift

Purpose of Gift

Donor Information

Additional space for clarification (if needed)

Approved by Manager  ______________________________ Date ________________________________

Please e-mail this form to the Legal & Compliance Department at legalgovernance@fglife.bm for acknowledgement of Receipt.

Received by  ______________________________________ Date ________________________________

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